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EXHIBIT 8.1

[FORM OF TAX OPINION OF CLIFFORD CHANCE US LLP]

[                        ], 2003

Gart Sports Company
1050 West Hampden Avenue
Englewood, Colorado 80110

Re:	Merger by and among Gart Sports Company, Gold Acquisition Corp., and The Sports Authority, Inc.

Ladies and Gentlemen:

We have acted as legal counsel to Gart Sports Company, a Delaware corporation ("Gart"), in connection with the proposed merger (the "Merger") of Gold Acquisition Corp., a Delaware corporation and a wholly-owned first-tier subsidiary of Gart ("AcquisitionCo"), with and into The Sports Authority, Inc., a Delaware corporation ("The Sports Authority"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 19, 2003 (the "Merger Agreement"), by and among Gart, AcquisitionCo, and The Sports Authority, as described in the Registration Statement on Form S-4 filed pursuant to the Securities Act of 1933 ("Registration Statement"), including the Joint Proxy Statement/Prospectus dated [            ], 2003 ("Proxy Statement/Prospectus"). As part of the transaction, each issued and outstanding share of common stock, par value $.01 per share, of The Sports Authority will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Gart, par value $.01 per share, as more fully described in the Merger Agreement. You have requested our opinion with respect to certain U.S. federal income tax matters in connection with the Merger. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

In rendering the opinions expressed herein, we have examined and relied on: (i) the Merger Agreement; (ii) the Registration Statement and Proxy Statement/Prospectus; (iii) the Certificate of Representations, dated [            ], 2003, provided to us by Gart, and the Certificate of Representations, dated [            ], 2003, provided to us by The Sports Authority (the "Representations"); and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and Gart and The Sports Authority have at all times been, and will continue to be through the effective date of the Merger, organized and operated in accordance with the terms of such documents.

Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, (i) we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) we confirm that the discussion in the Prospectus under the caption "The Merger and Related Transactions—Material

Federal Income Tax Consequences of the Merger," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger.

The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter to the Merger. The opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Representations.

The opinion set forth in this letter: (i) is for the sole use and benefit of Gart and its stockholders; (ii) is limited to those matters expressly covered; (iii) no opinion is to be implied in respect of any other matter; and (iv) is as of the date hereof. We assume no obligation to update our opinions for events or changes in the law occurring after the date of this letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

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  EXHIBIT 8.1